Exhibit 10.3
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2024 Performance-Based Award – Investment Results)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.Definitions. Unless otherwise defined or expressly given a different meaning in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation ______ Equity Incentive Plan (the “Plan”). References herein to performance results of the Company mean the applicable results achieved by the Subsidiaries and mutual company and other affiliates of the Company in the portfolio(s) to the extent actively managed by Progressive Capital Management Corp. (“PCM”) during the Evaluation Period (“Managed Portfolios”).

2.Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two and one-half (2.50) times the sum of Target Award Units plus any related Dividend Equivalent Units (defined below) (the “Maximum Award Units”). The Award is not intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code as was in effect during November 2017.

3.Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means. If this Agreement has not been executed and delivered by Participant by 11:59 p.m., Mayfield Village, Ohio time on the last day of the month immediately following the month in which the Grant Date occurs, then this Award shall be forfeited in its entirety.

4.Restrictions; Vesting.

(a)Evaluation Period; Certification. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

(i)The “Evaluation Period” shall be the three-year period comprised of the calendar years 2024, 2025 and 2026.

(ii)The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

A.the Performance Ranking of the Company’s Fixed-Income Portfolio (as each of those terms are defined in Paragraph 4(b) below); and

B.the Performance Factor (determined as described below and rounded to the nearest one-hundredth) to be multiplied by the Target Award Units (and any related

Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Evaluation Period (the date of such certification, the “Certification Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

(b)Number of Units Vesting. The number of Restricted Stock Units (if any) that vest in connection with the Award will be determined by application of the following formula:

Number of Units Vesting = Target Award Units (plus related Dividend Equivalent Units) x Performance Factor

(i)The Performance Factor will be determined by the Committee after the expiration of the Evaluation Period based on the fully taxable equivalent total return of the segment(s) of the Company’s fixed-income investment portfolio that constitute(s) Managed Portfolios (the “Fixed-Income Portfolio” or “Portfolio”), in comparison to the total returns of the group of comparable investment firms identified by the Independent Data Source (the “Investment Benchmark”), each calculated for the three calendar years comprising the Evaluation Period. For purposes of this Agreement, the “Independent Data Source” shall be a third party independent data source determined by the Committee and, initially and until further action of the Committee, shall be Investment Metrics. After the end of the Evaluation Period, the Independent Data Source will determine the firms that are included in the Investment Benchmark in accordance with the criteria specified on Exhibit I hereto. The Independent Data Source will also provide to the Company the monthly total return data for each of the Investment Benchmark firms for the three-year period ending on the last day of the Evaluation Period.

Investment results for the Fixed-Income Portfolio will be marked to market, including 50% of the benefit of any state premium tax abatements for municipal securities held in the Portfolio that are realized by the Company during the Evaluation Period, in order to calculate the Portfolio’s fully taxable equivalent total return, compounded on a monthly basis, for the Evaluation Period. The investment performance achieved by the Fixed-Income Portfolio for the Evaluation Period will then be compared against the total returns of the firms included in the Investment Benchmark for the same period, also compounded on a monthly basis, as determined by the Company from the monthly performance data supplied by the Independent Data Source for each firm in the Investment Benchmark, to determine where the Fixed-Income Portfolio’s performance falls on a percentile basis when compared to the firms in the Investment Benchmark, as further described in Exhibit II hereto (“Performance Ranking”).

The Portfolio’s Performance Ranking will be used to determine a performance score of between 0.00 and 2.50 for the Evaluation Period, based on the following schedule:

Score = 0.00 Rank at or below	Score = 1.00 Rank equal to	Score = 2.00 Rank equal to	Score = 2.50 Rank at or above
25th Percentile	50th Percentile	75th Percentile	90th Percentile

    A Performance Ranking between the values identified in the schedule will be interpolated to generate the Performance Factor, as further described on Exhibit II.

(ii)The Company will work with the Independent Data Source to ensure, to the extent practicable, that the list of firms comprising the Investment Benchmark and all data necessary to calculate the Performance Ranking and the Performance Factor are received by March 1st of the year immediately following the Evaluation Period. In all events, distributions under this Agreement must be made on or before March 15th of the year immediately following the Evaluation Period.

(iii)In the event that the Independent Data Source (or its successors or assigns) ceases to provide or publish the information required to calculate the Performance Factor, or modifies the information in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such investment return data for comparable firms as may be available from another recognized provider of investment industry data as the Committee may approve in its sole discretion.

(iv)Notwithstanding any other provision of this Agreement, the Managed Portfolios and Fixed-Income Portfolio shall not include any portfolio managed by, or any investment made at the direction of, any business unit or area other than PCM.

(c)Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat Participant differently than other individuals for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

(d)Exceptions. The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has been forfeited or has been subject to accelerated vesting under the terms and conditions of the Plan or this Agreement.

5.Dividend Equivalents. Subject to this Paragraph 5, with respect to dividends for which a record date occurs during the Restriction Period applicable to any Units, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, with respect to each vested but not yet distributed Restricted Stock Unit (as contemplated by Paragraph 8(b)(i)) and with respect to any Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 5 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that (x) if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend, and (y) if Paragraph 8(b)(i) is applicable and a record date for any dividend occurs after the applicable vesting date but before the applicable Delivery Date (as defined in Paragraph 8(d)(i) below), then any Dividend Equivalents related to such dividend will be paid in cash or in Stock, in the sole discretion of the Company, on or as soon as practicable following the Delivery Date.

6.Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

7.Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 10), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8.Termination of Employment; Disability Separation.

(a)Except as otherwise provided in the Plan, or in this Paragraph 8, or as otherwise determined by the Committee, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination.

(b)Notwithstanding Paragraph 8(a), if Participant’s employment terminates on or after January 1, 2025 as a result of Participant’s death, or if Participant experiences a Disability Separation on or after January 1, 2025, then:

(i)    The Performance Factor will be determined by the Committee after the expiration of the Evaluation Period based on if the termination or separation, as applicable, occurs prior to the end of the Evaluation Period, then one hundred percent (100%) of the Target Award Units (and any related Dividend Equivalent Units) shall vest immediately after such termination or separation, the Performance Factor shall be deemed to be 1.00, and the remainder of the Units that otherwise could have vested under this Agreement shall be forfeited. The Company will process any vesting pursuant to the terms of the immediately preceding sentence within 30 days following, as applicable, (x) its receipt of notice of Participant’s death or (y) the date of the Disability Separation; provided, however, in the event of a Disability Separation, if Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), then the distribution of Stock deliverable upon such vesting shall not occur until the Delivery Date; and
(ii)    if the termination or separation, as applicable, occurs after the end of the Evaluation Period, then the provisions of Paragraph 8(c) will apply.

(c)Notwithstanding Paragraph 8(a), (x) if Participant’s termination of employment occurs as a result of Participant’s Qualified Retirement on or after January 1, 2025, or (y) if Participant’s termination of employment occurs after the end of the Evaluation Period (including as a result of death but excluding a termination for Cause), or (z) Participant experiences a Disability Separation after the end of the Evaluation Period, then the Award shall remain in effect and shall vest upon the Committee’s certification of the achievement of the performance measures identified in Paragraph 4 to the extent provided in Paragraph 4.

(d)For purposes of this Paragraph 8:

(i)    “Delivery Date” shall mean the date that is six (6) months plus one (1) day after the date of Participant’s Disability Separation or such earlier date as may be permitted by Section 409A.
(ii)    “Disability Separation” shall mean a “separation of service,” within the meaning of Section 409A, by Participant’s employer as a result of Participant’s disability, in accordance with the Company’s policies and procedures as the same are in effect at the time of such separation.

(iii)    the term “Qualified Retirement” means any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (excluding death, a Disability Separation and any involuntary termination for Cause) that (x) qualifies as a “separation from service” within the meaning of Section 409A, and (y) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

A.the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

B.the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates.

(e)Nothing in this Paragraph 8 will be interpreted as altering in any way the provisions of Section 11 of the Plan.

9.Disqualifying Activity. Subject to Paragraph 15(c) below, and notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply. A violation by Participant of

Paragraph 12, 13 or 14 below, and any violation by Participant of any other non-competition agreement between Participant and the Company or any of its subsidiaries or Affiliates, shall constitute a “material violation” of an “agreement between Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity, and may also constitute a Disqualifying Activity within the meaning of one or more of the other clauses defining Disqualifying Activity under the Plan.

10.Delivery at Vesting. Subject to the provisions of the Plan and this Agreement (including Paragraph 8(b)(i)), upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but, as provided by Paragraph 4(b)(ii) in no event later than March 15 of the calendar year following the year in which the Restricted Stock Units vest under Paragraph 4. Notwithstanding any provision of the Plan or this Agreement to the contrary, however, delivery of shares of Stock under this Agreement shall be delayed if the Committee reasonably anticipates, based on notice from the Company, that delivery of Stock will violate Federal securities laws or other applicable laws; provided that the Company shall deliver Stock pursuant to the provisions of the Plan and this Agreement at the earliest date at which the Committee reasonably believes, based on notice from the Company, that such delivery will not cause such violation.

11.Taxes. No later than the date as of which Taxes become due, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting (or Delivery Date, if applicable), Restricted Stock Units and related Dividend Equivalent Units vesting on such date (or being distributed on such Delivery Date) will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting (or being delivered on such Delivery Date) or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All payments and surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

12.Non-Solicitation. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with the Company or one of its Subsidiaries or Affiliates (collectively, “Progressive”), starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s Separation Date (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or assist in any manner in the recruitment or solicitation for hire, any employee or officer of Progressive, in each case involving employment by any individual, business or entity other than Progressive, or in any way induce any such employee or officer to terminate employment with Progressive. For purposes of this Agreement, “Separation Date” means the date on which Participant’s employment with Progressive terminates for any reason.

13.Non-Competition. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with Progressive, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s Separation Date, Participant shall not, directly or indirectly, on Participant’s own account or on account of any other person or entity (except in the authorized course of Participant’s employment with Progressive), engage in any Competitive Activity.
(a)Definitions. For purposes of this Agreement:

(i)“Competitive Activity” means engaging in any activity or providing any products or services that are the same as or similar to, or that may be directed in whole or part to replacing, the actual or proposed activities, products, or services of Progressive’s Core Business (as defined below):

A.with respect to which Participant had knowledge of, or access to, Confidential Information (as defined below) during Participant’s employment with Progressive; and

B.where, as to any applicable geographic territory, the activities engaged in by Participant, the products or services provided by Participant, or the duties assigned to Participant reasonably could require Participant, in whole or in part, to rely on, use, or disclose Confidential Information of which Participant had knowledge, or to which Participant had access, during Participant’s employment with Progressive.

(ii)“Confidential Information” means confidential and/or proprietary information and/or trade secrets which are the property of Progressive, or which Progressive is under an obligation not to disclose, including but not necessarily limited to the following: information regarding Progressive’s processes and products, including information relating to research and development, agent or customer data, and/or technologies; product features and/or specifications, tests or investigations; business plans, marketing plans and financials, reports, data, figures, margins, profits, statistics, analyses and other related information; any information that Participant has agreed not to disclose and/or use other than in the course of Participant’s employment with Progressive; and any other confidential information of whatever nature which gives Progressive an opportunity to obtain a competitive advantage over its competitors. Confidential Information does not include information that is generally available to the public other than as a result of a breach of a contractual or other duty of confidentiality.

(iii)“Core Business” means activities, products, or services that are related, in whole or in part, to the business of property and casualty insurance or to any other actual or proposed insurance-related activities, products, or services of Progressive.

(b)Reasonableness of Restriction. Participant acknowledges and agrees that the covenants contained in this Paragraph 13 are not intended to prevent Participant from earning a living, but rather to protect Progressive’s legitimate business interests in its Confidential Information and do not unreasonably interfere with Participant’s ability to secure gainful employment following the termination of Participant’s employment with Progressive. Participant further acknowledges that in the event Participant’s employment with Progressive ends, Participant’s knowledge, experience and capabilities are such that Participant can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of Participant’s employment with Progressive and that the enforcement of a remedy hereunder by way of injunction will not prevent Participant from earning a reasonable livelihood.

(c)Tolling of Covenants. Participant acknowledges and agrees that in the event the Company brings an action for injunctive or other relief against Participant, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, it is hereby further agreed that the restrictive covenants contained in this Paragraph 13 shall be deemed to have the duration specified herein, as computed from the date relief is granted but reduced by the time between the period when the restriction(s) began to run and the date of the first violation of the restrictive covenant(s) by Participant.

14.Non-Disclosure of Confidential Information.

(a)During the course of Participant’s employment, Participant may be given access to, help develop, or learn of Confidential Information (as defined above). Participant acknowledges and agrees that Participant has an obligation to maintain the confidentiality of Confidential Information, including any records containing Confidential Information, except as otherwise authorized by law; and Participant’s obligation continues at all times during and after Participant’s employment. Participant acknowledges that Confidential Information does not become any less confidential or proprietary to Progressive because Participant may commit records to memory or because Participant may otherwise maintain records outside of Progressive’s offices, computer systems or data storage repositories.

(b)During the course of Participant’s employment, Participant may be given access to confidential information and/or trade secrets of third parties, subject to Progressive’s duty to maintain confidentiality of such information and use it only for certain purposes. Participant will not disclose to any person, corporation or entity, and not use for Participant’s benefit or the benefit of any other person, corporation or entity, any such third party’s confidential information, except as necessary in carrying on work for Progressive consistent with Progressive’s agreement with the third party.

(c)Participant will use Participant’s best efforts and the utmost diligence to guard and protect Progressive’s Confidential Information, and Participant will not, during or after the period of Participant’s employment by Progressive, use or disclose, directly or indirectly, any of Progressive’s Confidential Information which Participant may develop, obtain or learn about during or as a result of Participant’s employment by Progressive, except in the ordinary course of performing duties on behalf of Progressive and/or except as previously authorized by Progressive in writing. Participant acknowledges that the Confidential Information is owned and shall continue to be owned by Progressive and that misuse, misappropriation or unauthorized disclosure of this information will cause irreparable harm and/or other damage to Progressive both during and after the term of Participant’s employment.

(d)Notwithstanding anything in this Agreement to the contrary, Participant and the Company acknowledge that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.Additional Terms Applicable to Non-Solicitation, Non-Competition and/or Non-Disclosure Provisions.

(a)Remedies for Breach. Participant acknowledges and agrees that the damages which may arise from a breach or threatened breach of any of the covenants contained in Paragraph 12, 13 or 14 of this Agreement are irreparable and difficult to measure and that money damages alone would be an inadequate remedy for any such breach. Accordingly, if Participant breaches or threatens to breach any portion of the covenants contained in Paragraph 12, 13 or 14 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or threatened breach without showing or proving any actual damage. In the event Participant violates and/or breaches any of the covenants contained in Paragraph 12, 13 or 14, the Company also shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly has realized or may realize as a result of any such violation or breach; and the Company shall be entitled to recover for all lost sales, profits, commissions, trade secrets, Confidential Information, good will and customers caused by Participant’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled to at law or in equity or under this Agreement.

(b)Applicability of Covenants. Subject to Paragraph 15(g) below:

(i)If, on the Grant Date, Participant is employed or resides in a jurisdiction in which any term or provision of Paragraph 12, 13 or 14 of this Agreement, or part thereof, would be unlawful, void, or otherwise unenforceable as a matter of law, then such term or provision, or part thereof, shall not apply to Participant;

(ii)If Participant is licensed actively as an attorney-at-law in any U.S. state, nothing in Paragraphs 12, 13 or 14 of this Agreement shall prevent Participant from practicing as an attorney-at-law, subject to Participant’s compliance with applicable ethical rules governing such practice; and

(iii)The restrictions in Paragraph 13 shall apply to Participant only if, on the Grant Date, Participant’s assigned salary grade level is 50 through 53, GNG, ENG or CNG.

(c)Violation as Disqualifying Activity. Participant acknowledges and agrees that the remedies identified in Paragraph 15(a) above for a breach of Paragraph 12, 13 or 14 of this Agreement shall be in addition to, and not in lieu of, the consequences of Participant’s engagement in a Disqualifying Activity as provided in Paragraph 9 of this Agreement and Section 10(b) of the Plan.

(d)Attorney’s Fees. If the Company brings a legal action to enforce any covenant contained in Paragraph 12, 13 or 14 of this Agreement, and if the Company is awarded any damages and/or any full or partial injunction due to Participant’s acts, then the Company shall be entitled to recover its reasonable costs incurred in conducting the action including, but not limited to, reasonable attorneys’ fees and expenses.

(e)Effect on Other Agreements. The provisions of Paragraphs 12, 13, and 14 of this Agreement shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and Progressive that contains similar or additional restrictions on Participant, including but not limited to any such provisions contained in a prior agreement relating to an award of restricted stock units.

(f)Forum; Jurisdiction.

(i)Subject to Paragraph 15(f)(ii) below:

A.All claims, actions or proceedings brought in a court of law that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement shall be brought and litigated exclusively in the state or federal courts located in Cuyahoga County of the State of Ohio, to which courts the parties consent to both personal jurisdiction and service of process in a manner consistent with Ohio law. The only exception to this choice of venue/forum is litigation to enforce any order or judgment rendered by such Ohio state or federal court, in which case such enforcement proceeding may be litigated in another jurisdiction. This consent to personal jurisdiction and choice of venue/forum are intended by the Company and Participant to be mandatory and not permissive in nature. Progressive and Participant hereby waive any right to assert the doctrine of forum non conveniens or similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance herewith.

B.The Company and Participant irrevocably consent and agree that the state and federal courts located in Cuyahoga County of the State of Ohio shall have personal jurisdiction over the Company and Participant for the purpose of litigating in court any dispute, controversy, or proceeding with respect to matters described in this Agreement, and each consents to service of process in a manner consistent with Ohio law.

(ii)The provisions of this Agreement, including but not limited to Paragraph 15(f)(i) above and Paragraphs 17 and 18 below, do not and shall not be interpreted to modify, supersede, or replace the terms of any agreement between Participant and Progressive requiring either party to bring claims against the other in binding arbitration. To the extent that Participant and Progressive enter or have entered into an agreement to arbitrate that covers claims that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement, the terms of such agreement to arbitrate shall remain in full force and effect notwithstanding any other provision of this Agreement.

(g)Participant is encouraged to consult with an attorney before executing this Agreement.

(h)Severability. If for any reason any term or provision of Paragraphs 12, 13 or 14 of this Agreement, or part thereof, is held to be unlawful, void, or otherwise unenforceable as a matter of law, unless such invalidity or unenforceability can be cured by reformation or modification of the offending term or provision, or part thereof, including but not limited to as set forth below, all other valid and enforceable terms and provisions, or parts thereof, herein shall remain in full force and effect, and all of the invalid terms or provisions, or parts thereof, of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision of Paragraphs 12, 13 or 14 of this Agreement, or part thereof, is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law.
16.Recoupment. The Award shall be subject to the Company’s Dodd-Frank Clawback Policy, as may be amended from time to time (collectively, the “Clawback Policy”) and recoupment pursuant to the Federal securities laws and rules of the Securities and Exchange Commission and any applicable national securities exchange. The Clawback Policy is incorporated herein by reference. The provisions of this Paragraph 16 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

17.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Award and, except as provided in Paragraphs 12, 13, 14 and 15, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

18.Choice of Law. This Agreement shall be deemed to be made and executed in Ohio and shall be governed, construed and interpreted under, and in accordance with, the laws of the State of Ohio, without regard to conflict of law provisions.

19.Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

20.Acknowledgments. Participant: (x) acknowledges receiving a copy of the Plan description relating to the Plan, and represents that Participant is familiar with all of the material provisions of the Plan, as set forth in such Plan description; (y) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (z) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences agreement with the terms and conditions of this Agreement, and intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

                            THE PROGRESSIVE CORPORATION

                            By:
                             Vice President & Secretary

EXHIBIT I

INVESTMENT BENCHMARK CRITERIA

After the end of the Evaluation Period, the Independent Data Source will determine the firms comprising the Investment Benchmark for each applicable Plan year from its records and will supply to the Company the monthly total returns and any other relevant data for each of those firms for the Evaluation Period.

A firm will be included in the Investment Benchmark if the Independent Data Source is able to determine from its records that:

1.    The firm has provided monthly data regarding its holdings and investment return, as necessary to determine or calculate such firm’s monthly total return, and to evaluate such firm’s compliance with each of the criteria set forth below, for the entire Evaluation Period; and

2.    At all times during the Evaluation Period, the information provided by the firm shows, or the Independent Data Source is able to calculate, that such firm’s investment portfolio satisfies each of the following criteria:

Duration:             Effective Duration between 1.5 years and 5.0 years
Credit Quality Average         = A, or = AA, or = AAA, or = AAA+
Convexity (%)             >= -1
Sector Allocation:         U.S. High-Yield Corporate Debt <= 10%
Sector Allocation:         Mortgages <= 60%
Sector Allocation:         U.S. Investment-Grade Corporate Debt <= 60%
Sector Allocation:         CMBS <= 60%
Sector Allocation:         ABS <= 60%
Sector Allocation:         Emerging Markets Debt <= 5%

3.    The Company will have no discretion to alter the Investment Benchmark list after it is finalized by the Independent Data Source.

EXHIBIT II

DETERMINATION OF PERFORMANCE RANKING
AND PERFORMANCE FACTOR

Once all the total returns are calculated, the data is sorted in descending order from highest to lowest total return (rounded to nearest one-hundredth). From here, the process to compute the Performance Factor is as follows:

Interpolated Values for Setting the 25th, 75th and 90th Percentiles

The 25th, 75th and 90th percentiles for total return rankings are computed based on the total number of firms in the Investment Benchmark, excluding the PCM Fixed-Income Portfolio return. For example, if there were 114 participants, the return required to earn a 2.00 portfolio performance factor would be determined by interpolating between the twenty-eighth and twenty-ninth firm’s returns, since 25% of 114 = 28.50. The same procedure would be used to determine the 0.00 and 2.50 portfolio performance factors.

Firm Percentile	Performance Factor	Interpolated Position Calculation (based upon 114 firms)
90th	2.50	114 * 0.10 = 11.40
75th	2.00	114 * 0.25 = 28.50
25th	0.00	114 * 0.75 = 85.50

The total returns, computed by Investment Accounting, for the interpolated positions are calculated as follows (continuing to use an example of 114 survey firms and pseudo results):

Interpolated Value (75th Percentile) = Firm 28 return – ((Firm 28 Return - Firm 29 Return) * 0.75)
Firm 28 result = 0.12%
Firm 29 result = 0.11%

The same procedure would be used to determine the 25th and 90th percentile returns.

Firm Percentile	Interpolated Position	Firm Investment Results (firm above and below Interpolated Position)	Interpolated Investment Results Calculation (based upon 114 firm)
90th	11.40	Firm 11 = 1.32% Firm 12 = 1.26%	1.32% - ((1.32% - 1.26%) *0.90) = 1.27%
75th	28.50	Firm 28 = .12% Firm 29 = .11%	0.12% - ((0.12% - 0.11%) *0.75) = 0.11%
25th	85.50	Firm 85 = -3.10% Firm 86 = -3.10%	-3.10% - ((-3.10% - -3.10%) *0.25) = -3.10%

In this case, the PCM Performance Factor will equal 2.00 if its total return equals the interpolated value for Firm 28.50 or 0.11%.

Once the percentile groups are computed, 25th, 75th and 90th percentile, the remainder of the performance scores are calculated as follows:

Firms ranking between the 90th and the 75th percentile:

Performance score variance = 0(.50) / Number of positions from the 90th percentile (the interpolated position) to the last firm prior to the 75th percentile. In the case of 114 participants, the number of positions to divide the 0.50 performance factor by would be 18.

The calculation for the performance score variance from 2.50 – 2.00 would be:

0.50 / 18 = 0.027778 per position for 114 firms

Firms ranking between the 75th and the 25th percentile:

Performance score variance = (2.00) / Number of positions from the 75th percentile (the interpolated position) to the last firm prior to the 25th percentile (the interpolated position). In the case of 114 participants, the number of positions to divide the 2.00 performance factor by would be 59.

The calculation for the performance score variance from 2.00 – 0.00 would be:

2.00 / 59 = 0.033898 per position for 114 firms

In the case of a tie in total returns between firms, each firm will have the same performance score, one step under the next higher position. The next lowest position would then be stepped down by a factor based on the number of participants who tie. In the case of a tie between two firms, the step down will be twice the performance score variance to maintain the proper stepping to the 0.00 performance score level.

Example: If firms 29 and 30 each had the same total return in the 114 firm example, then firms 29 and 30 would each have a Performance Factor of 1.966102, which is 2.00 - .033898. The number 31 position in this example would have a performance score of 1.898305, which is the required step down from 29 to 31.

In addition, if the returns are tied between the interpolated value set for the 2.00 performance score and any position below the 2.00 level, those lower positions will also be set to a 2.00 performance score. The step down factor in the performance score will work similarly as noted in the example above. For the 25th percentile and lower, all firms with total returns equaling the last interpolated total return value would have the same performance score as the last interpolated value (.033898), and all others in the lower 25% group would have a 0.00 Portfolio Performance Factor.

PCM Ranking:

Once all the performance scores have been created, from 2.50 to 0.00, PCM’s return is compared to the rankings to determine its Performance Factor. If the PCM return is not exactly the value of the 25th, 75th or 90th percentile and does not match the return of any participant, then PCM’s Performance Factor is an interpolated value between the firms with the next highest and next lowest returns.

The interpolation computation for the Performance Factor based on PCM’s return is as follows:

Performance score of firm below PCM return + (PCM’s Return – Return below PCM) / (Return above PCM – Return below PCM) * (Performance score of firm above PCM – Performance score of firm below PCM)

Assuming the following data, using the 114 firm example:

Firm	Performance score	Total return
Firm above PCM	2.11	0.30
PCM		0.26
Firm below PCM	2.08	0.24

The calculation of PCM’s Performance Factor is:

2.08 + (0.26 - 0.24) / (0.30 - 0.24) * (2.11 - 2.08) = 2.09

The performance scores and the final Performance Factor are rounded to the nearest one-hundredth, if necessary.